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                                                                    EXHIBIT 99.1

          BAY 43-9006 RECEIVES FAST TRACK DESIGNATION FROM THE FDA FOR
                         METASTATIC KIDNEY CANCER REVIEW
               Small Molecule Compound in Pivotal Phase III Study

WEST HAVEN, CT and RICHMOND, CA - April 5, 2004 - Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) announced today that BAY 43-9006 has been granted Fast Track status by the U.S. Food and Drug Administration (FDA). The compound is being evaluated for the treatment of metastatic renal cell carcinoma, or advanced kidney cancer. Currently in Phase III clinical testing, BAY 43-9006 is a novel RAF kinase and VEGF inhibitor that prevents tumor growth by combining two anticancer activities: inhibition of tumor cell proliferation and tumor angiogenesis. Bay 43-9006 is being co-developed by Bayer and Onyx.

The Fast Track program is designed to expedite the review of drug compounds for the treatment of patients with serious or life-threatening diseases where there is an unmet medical need for new therapeutic approaches. Having a Fast Track designation allows a company to file a New Drug Application (NDA) on a rolling basis as data becomes available. This permits the FDA to review the filing as it is received, rather than waiting for the entire document prior to commencing the review process. With a Fast Track designation, there may be more frequent interactions with the FDA and there may be the possibility of a priority review, which could decrease the typical review period.

"The recent FDA action underscores the need for new therapeutic options for people with metastatic renal cell carcinoma," said Susan Kelley, M.D., vice president, Oncology, Bayer Pharmaceuticals Corporation." Bayer and Onyx are engaged in a large pivotal Phase III study examining the efficacy and safety of BAY 43-9006 in this patient population. We look forward to compiling the data generated from this trial and submitting it to the FDA."

In clinical trials, BAY 43-9006, a novel investigational drug candidate, demonstrated both anti-proliferative and anti-angiogenic properties - two important anticancer activities. In preclinical models, BAY 43-9006 inhibited tumor cell proliferation by targeting the RAF/MEK/ERK signaling pathway at the level of RAF kinase. BAY 43-9006 also exerted an antiangiogenic effect by targeting the receptor tyrosine kinases VEGFR-2 and PDGFR and their associated signaling cascades.

Renal cell carcinoma is the most common form of kidney cancer. Median survival for patients with advanced metastatic kidney cancer is estimated at eight to 12 months. Approximately 32,000 people in the U.S. are diagnosed with kidney cancer annually, and about 12,000 Americans die each year from this cancer.

ABOUT ONYX PHARMACEUTICALS

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its partners, the company is developing small molecule drugs, including BAY 43-9006 with Bayer
Pharmaceuticals Corporation. For more information about Onyx's pipeline and activities, visit the company's web site at www.onyx-pharm.com.

ABOUT BAYER PHARMACEUTICALS CORPORATION

Bayer Pharmaceuticals Corporation is part of the worldwide operations of Bayer HealthCare, a subgroup of Bayer AG. Bayer HealthCare is one of the world's leading innovators in the health care and medical products industry.

Bayer HealthCare combines the global activities of the business groups of Bayer AG in the fields of Biological Products, Consumer Care, Diagnostics, Animal Health and Pharmaceuticals. More than 34,000 employees support the worldwide operations of Bayer HealthCare.

Our work at Bayer HealthCare is to discover, manufacture and market innovative products for the purpose of improving human and animal health worldwide. Our products enhance well being and quality of life by diagnosing, preventing and treating disease.

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material
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differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer's public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F) and Onyx's public reports filed with the U.S. Securities and Exchange Commission (including its Form 10-K). The companies assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

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         MEDIA CONTACTS:

Mark Bennett
Bayer Pharmaceuticals Corporation
+1-203-812-2160

Julie Wood
Onyx Pharmaceuticals, Inc.
+1-510-262-8757